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                                                                  EXHIBIT 23.7

                         CONSENT OF PRICE WATERHOUSE

   We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus which is part of this Registration Statement of Loral Space & Communications Ltd. (a Bermuda company) on Form S-4 of our report on the financial statements of the fixed satellite service business of Telecomunicaciones de Mexico (the "Predecessor Company" of Satelites Mexicanos, S.A. de C.V.) dated December 15, 1997, except for Note 9 which is as of January 5, 1998, and our report on the balance sheet of Satelites Mexicanos, S.A. de C.V. dated December 15, 1997, except for Note 9 which is as of January 5, 1998, which appear in the Current Report on Form 8-K of Loral Space & Communications Ltd. dated December 29, 1997, and to the reference to us under the heading, "Experts" in such Proxy Statement/Prospectus.

Price Waterhouse
Mexico City
February 16, 1998